Kensey Nash Reports Acceleration of Stock Awards Triggered by Shareholder Acquisition of Greater Than 20% of Outstanding Shares

EXTON, Pa., Sept. 26 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) today reported that the acquisition by Ramius Capital Group, L.L.C. and its affiliates on August 30, 2007 of more than 20 percent of the Company's outstanding common stock, as reported by Ramius in filings with the SEC, constituted a "Change in Control" under the Company's equity compensation plan. As a result, all outstanding unvested stock options, stock appreciation rights and restricted stock held by officers, employees, directors and others under this plan automatically became vested (and, in the case of options and stock appreciation rights, exercisable) in full.

The Company continues to anticipate revenue for the quarter at the high end of its guidance range of $17.0 to $17.7 million. In addition, the Company reiterates its pro forma earnings per share guidance of $0.14, excluding $0.03 per share of remaining charges related to the Company's discontinuance of its embolic protection product platform and prior to the impact of the charges related to this event. The accelerated vesting will result in a non-cash, tax-effected charge of approximately $2.2 million, or $0.19 per share, during the quarter ending September 30, 2007. In addition, the Company will take a non-cash mark-to-market adjustment for the remainder of the quarter on the 284,000 fully vested and exercisable stock appreciation rights. The Company anticipates a reported loss per share of $0.08 including the embolic protection and accelerated vesting charges but prior to the impact of the mark-to-market adjustment. The acceleration will remove all future equity compensation expense related to these stock options and restricted shares under the plan. However, stock appreciation rights will continue to be marked to market on a quarterly basis, as required under Generally Accepted Accounting Principles.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including reference to our first quarter fiscal 2008 revenue and earnings guidance, that reflect the Company's current expectations about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "forecast," "believe," or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, the Company's success in launching its endovascular products into the marketplace, the Company's dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company's SEC filings, including the disclosure under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
For the Fiscal Year 2008 Quarter Ending September 30, 2007
Forecasted Earnings Per Share Reconciliation

	(Unaudited)	(Unaudited)
	Forecasted	As Reported
	Three Months	Three Months	Year over
	Ending	Ended	Year %
	September 30,	September 30,	Change
	2007	2006

GAAP diluted loss per share	($0.08)	$0.11
Adjustments:
Accelerated vesting of equity shares	0.19	-
Discontinuance of embolic protection platform	0.03	-

Non-GAAP diluted earnings per share as adjusted	$0.14	$0.11	27%

Note: To supplement our forecasted guidance presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of as adjusted earnings per share, which are adjusted from our forecasted GAAP guidance to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the forecasted non-GAAP guidance provides useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our forecasted GAAP guidance for the discontinuance of our embolic protection platform and for the acceleration of vesting. As previously announced, the Company has and will exclude the impact of write-offs of inventory, certain dedicated embolic protection equipment, and other assets related to the Company's decision in June 2007 to discontinue the embolic protection product line. Additional charges related to severance and clinical trial closeout costs are expected to be recorded in the first fiscal quarter of 2008, as set forth in the reconciliation. In addition, the Company is excluding the impact of the acceleration of vesting of the equity shares from the first quarter results as outlined in today's release.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash's operating results in a manner consistent with future presentation as a result of the discontinuance of our embolic protection platform. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SOURCE Kensey Nash Corporation